Exhibit 10.1

August 15, 2018

Via Email

Personal and Confidential
Larry Betterley
[ADDRESS REDACTED]

Re:    Separation Agreement and Release

Dear Larry:

As you know, your employment with Cardiovascular Systems, Inc. (“CSI”) will end effective at the close of business on August 15, 2018 (the “Separation Date”), due to your voluntary resignation. The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the separation benefits CSI will provide to you per the transition letter agreement between the parties dated February 6, 2018 in exchange for your agreement to the terms and conditions of this Agreement. Please note that while we are giving this Agreement to you now for review, you may not execute this Agreement until your Separation Date.

By your signature below, you agree to the following terms and conditions:

1.    End of Employment.    Your employment with CSI will end effective at the close of business on the Separation Date. By signing below, you agree that as of the Separation Date you will be deemed to have also automatically resigned from all positions with CSI, if and as applicable. Upon your receipt of your final paycheck for services through the Separation Date, you will have received all wages, bonuses, commissions and compensation owed to you by virtue of your employment with CSI or resignation therefrom. With your final paycheck, you will also receive payment from CSI for your ending balance of accrued but unused Paid Time Off (PTO) at your regular rate of pay in the amount of 240 hours of PTO. If applicable, information regarding your right to elect COBRA coverage will be sent to you via separate letter. If elected, your COBRA period will begin September 1, 2018.

You are not eligible for any other payments or benefits by virtue of your employment with CSI or resignation therefrom except for those expressly described in this Agreement. You will not receive the benefits described in Section 2 of this Agreement if you (i) do not sign this Agreement and return it to CSI by the Offer Expiration, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement, Sections 9-13 of your

Employment Agreement with CSI dated April 7, 2008 (as amended, your “Employment Agreement”), or any other written agreement in effect between you and CSI containing post-employment obligations. In addition, the benefits described in Section 2 of this Agreement shall be subject to reduction, cancellation, forfeiture, offset or recoupment as and to the extent required by the applicable provisions of any law (including without limitation Section 10D of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), government regulation or stock exchange listing requirement, or clawback policy or provision implemented by CSI pursuant to such law, regulation or listing requirement.

2.    Separation Benefits. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, CSI agrees as follows:

a.    To provide you a one-year consulting agreement commencing August 16, 2018 and ending August 15, 2019 (unless terminated earlier as set forth in such agreement) under which you will be paid $3,333 per month, provided, however, that in no event shall such consulting services be greater than 16 hours per month (which is less than twenty percent (20%) of the level of services performed by you over the 36-month period ending on August 15, 2018). Such agreement is attached as Exhibit A hereto;

b.    To allow your time-based restricted stock awards to continue to vest through August 15, 2019 (provided, that any shares of time-based restricted stock that have not vested as of such date will not vest and will be forfeited in accordance with the terms of the applicable award agreements);

c.    To allow your two performance-based restricted stock awards to continue to vest through their respective vesting periods (provided, that the performance criteria for such vesting are met as determined by CSI in accordance with the terms for such restricted stock (in or around August or September 2019 and 2020 (as applicable)) such that, if and to the extent applicable, such shares will vest as of such determination); and

d.    Provided you are eligible for and timely elect COBRA coverage, CSI shall pay the monthly COBRA premiums necessary to continue your health, dental and/or life insurance coverage in effect for yourself and your eligible dependents as of the Separation Date until the earliest of (A) February 29, 2020, (B) the expiration of your eligibility or the expiration of your eligible dependents’ eligibility, whichever occurs later, for the continuation coverage under COBRA, or (C) the date on which you become eligible or the date on which your eligible dependents become eligible, whichever occurs later, to participate in another health insurance plan (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if CSI determines, in its sole discretion, that its payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, CSI, in its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. If you or your eligible dependents are eligible to participate in another health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify CSI of such event, and all payments and obligations under this clause shall cease.

3.    Release of Claims. Specifically in consideration of the benefits described in Section 2, to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.    You hereby do release and forever discharge the “Released Parties” (as defined in Section 3.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with CSI, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.    This release includes, without limiting the generality of the foregoing, any claims you may have for, wages, bonuses, commissions, penalties, deferred compensation, vacation, sick, and/or PTO pay, separation pay and/or benefits, tortious conduct, defamation, invasion of privacy, negligence, emotional distress, including under CSI’s Executive Officer Severance Plan (as amended); breach of implied or express contract (including, without limitation, arising under your Employment Agreement), estoppel; wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment); violation of any of the following: the United States Constitution, the Minnesota Constitution, the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Minn. Stat. § 181.932, Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq.; any paid sick and/or safe time law; any claim for retaliation under federal, state or local law; all waivable claims arising under Minnesota statutes; and any claim for discrimination, harassment or retaliation based legally-protected class status under federal, state or local law. You understand and agree that, by signing this Agreement, you waive and release any claim to employment with CSI.

c.    If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the separation benefits described above in Section 2 are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action. Notwithstanding the foregoing, you do not waive your right to receive and fully retain a monetary award from a government-administered whistleblower award program, such as that administered by the Securities and Exchange Commission (“SEC”), for providing information directly to a governmental agency.

d.    You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with CSI, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment payments and benefits specifically promised to you under Sections 1 and 2 of this Agreement; (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) any rights you have to workers’ compensation benefits, (6) any rights you have under state unemployment compensation benefits laws, (7) the right to file a charge or complaint with a governmental agency such as the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the SEC or any other federal, state or local governmental agency, subject to Section 3(c) above, (8) the right to communicate with, testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the EEOC, NLRB, OSHA, SEC or other governmental agency, (9) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), (10) your rights with regard to your restricted stock awards with CSI, if any, which shall be governed by those applicable operative agreement(s), as modified by Section 2 above, (11) any claims arising under the Indemnification Agreement between you and CSI dated February 25, 2009 (the “Indemnification Agreement”), or (12) the right to coverage and indemnification under CSI’s directors’ and officers’ insurance coverage as set forth in CSI’s D&O insurance policy and/or applicable law. Further, nothing in this Agreement prohibits you from reporting possible violations of law or regulation to any governmental agency or regulatory authority, including but not limited to the SEC, or from making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

    e.    The “Released Parties,” as used in this Agreement, shall mean Cardiovascular Systems, Inc. and any parent, subsidiaries, divisions, affiliated entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of CSI, in their official and individual capacities.

4.    Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that CSI has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to at least Twenty-One (21) calendar days from your receipt of this Agreement to consider whether the terms are acceptable to you.

5.    Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement. The two rescission periods shall run concurrently. In order to be effective, the rescission must (a) be in writing; (b) delivered to Laura Gillund, Chief Talent Officer, 1225 Old Highway 8 NW, St. Paul, MN 55112, by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Laura Gillund as set forth above, and sent by certified mail, return receipt requested. You understand and agree that if you rescind any part of this Agreement in accordance with this Section 5, CSI will have no obligation to provide you the benefits described in Section 2 of this Agreement and you will be obligated to return to CSI any benefits already received in connection with Section 2 of this Agreement.

6.    Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, CSI are the sole property of CSI. You agree and represent that you have returned to CSI all of its property, including but not limited to, all medical device and other equipment, computers and related hardware, customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of CSI.

7.    Ongoing Obligations Under Your Employment Agreement. You are hereby reminded of your ongoing obligations to CSI under Paragraphs 9 - 13 of your Employment Agreement with CSI. You may make one or more requests for a waiver of your obligations thereunder in writing to CSI, attention Chief Executive Officer. CSI will have the sole discretion to grant or deny any such waiver requests and will do so within 30 days of receipt of your request. Nothing in this Agreement or elsewhere is intended to or will be used in any way to prevent disclosure of confidential information in accordance with the immunity provisions set forth in Section 7 of the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), meaning disclosure (i) in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected legal violation; or (ii) under seal in connection with a lawsuit (including an anti-retaliation lawsuit).

8.    Cooperation. You agree that through the 12 month anniversary of the Separation Date, you will respond in a timely and helpful manner via telephone or email to CSI’s reasonable questions regarding your employment with CSI, such as, but not limited to, status of projects, customer matters, location of data, passwords, etc. In addition, you agree that you will reasonably cooperate and assist in the orderly transition of files and other information related to your work with CSI and, upon CSI’s reasonable request, provide your assistance, knowledge, and expertise to CSI to address any problems or issues that may arise. You further agree that you will cooperate with CSI to respond to, defend, or address all claims, charges, complaints or litigation by or against CSI that has arisen or that may arise with respect to omissions, acts, transactions or other events that occurred during your employment with CSI. You also agree that you will provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or court testimony if requested by CSI. CSI will reimburse you for reasonable out-of-pocket expenses incurred as a result of your assistance unless such remuneration would be inappropriate or otherwise prohibited under the law.

9.    Non-Disparagement and Confidentiality. You promise and agree not to disparage CSI, its directors, officers, shareholders, employees, products or services, and CSI agrees to instruct its Executive level employees and its Board of Directors as of August 15, 2018 not to disparage you, either orally or in writing. You further promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (1) the contents and terms of this Agreement, or (2) the substance and/or nature of any dispute between CSI and any employee or former employee, including yourself. Notwithstanding the foregoing, nothing in this Section 9 or this Agreement shall prohibit or limit you from discussing or disclosing this confidential information with or to your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or from freely and truthfully communicating with, with or without notice to CSI, federal and state tax authorities, the state unemployment compensation department, other government agencies, or as otherwise required or allowed by law. You acknowledge and agree that CSI has obligations to describe the contents and terms of this Agreement and file this Agreement pursuant to the rules and regulations of the SEC (as defined above).

10.    Code Section 409A. It is intended that any amounts payable under the Agreement shall be exempt from or comply with the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”), and the parties will interpret the Agreement in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be so excluded to the maximum extent possible. This Agreement may be amended (as mutually determined by the parties) to the extent necessary to comply with Code Section 409A.

11.    Remedies. If either party breaches any term of this Agreement, if you breach any of the specific paragraphs of your Employment Agreement referenced in this Agreement, or if either party breaches any other written agreement in effect between you and CSI, the prevailing party in any enforcement action as determined by a court of competent jurisdiction shall be entitled to its available legal and equitable remedies, including but not limited to, in the case of your breach, CSI suspending and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement, and payment by the non-prevailing party of the prevailing party’s attorneys’ fees and costs incurred in connection with such action. If either party seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

12.    Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by CSI or you of any liability or unlawful conduct whatsoever. CSI and you specifically deny any liability or unlawful conduct. Additionally, by signing this Agreement you acknowledge and agree that you are not aware, to the best of your knowledge, of any conduct, on your part or on the part of another employee at CSI, that violated CSI’s code of conduct, applicable policies and procedures, or applicable law or otherwise exposed CSI to any liability, whether criminal or civil, and whether to any government, individual or other entity.  Further, you acknowledge and agree that you are not aware of any material violations by

CSI and/or any of the Released Parties or employees of CSI of any statute, regulation or other rules that have not been addressed by CSI through appropriate compliance and/or corrective action.

13.    Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of CSI. The rights and obligations of this Agreement shall inure to the successors and assigns of CSI.

14.    Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

15.    Law, Jurisdiction and Venue, Jury Trial Waiver. This Agreement will be construed and interpreted in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the State of Minnesota, without regard to any choice of law rules. Any action brought to enforce or interpret this Agreement must be brought in the state or federal courts for the State of Minnesota sitting in Hennepin County, Minnesota, and the parties hereby consent to the jurisdiction and venue of such courts in the event of any dispute. Each of the parties knowingly and voluntarily waives all right to trial by jury in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment.

16.    Full Agreement. This Agreement contains the full agreement between you and CSI and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for Sections 9 - 14 of your Employment Agreement; the Indemnification Agreement; any agreements regarding your restricted stock awards (as modified in Section 2 above); and any other written agreement in effect between you and CSI containing post-employment obligations, which shall continue in full force and effect according to their terms and shall survive the termination of your employment.

17.    Counterparts.     This Agreement may be executed by facsimile or electronic transmission and in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

18.    Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against CSI and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily, and that CSI has informed you that you have the right to consult with an attorney of your choice prior to signing this Agreement.

As noted above, you may not sign this Agreement until August 15, 2018. The deadline for you to accept this Agreement is 5:00 p.m. on September 5th, 2018, which is more than 21 calendar days following your receipt of this Agreement (the “Offer Expiration”). If not accepted by the Offer Expiration, the offer contained herein will expire. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing the Agreement. Please then return a signed Agreement to me no later than the Offer Expiration. Please keep a copy for your records.

Larry, on behalf of CSI, we thank you for your service and wish you all the best.

Sincerely,

/s/ Laura Gillund
Laura Gillund
Chief Talent Officer

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Larry Betterley, acknowledge and agree to the following:

•	I have read this Separation Agreement and Release carefully.

•	I understand and agree to all of the terms of the Separation Agreement and Release.

•	I am knowingly and voluntarily releasing my claims against CSI and the other persons and entities defined as the Released Parties.

•	I have not, in signing this Agreement, relied upon any statements or explanations made by CSI except as for those specifically set forth in this Separation Agreement and Release.

•	I intend this Separation Agreement and Release to be legally binding.

•	I am signing this Separation Agreement and Release on or after my last day of employment with CSI.

Accepted this 15th day of August, 2018.

/s/ Laurence L. Betterley
Laurence L. Betterley